Exhibit 10.2

CONFIDENTIALITY AND NONCOMPETITION AGREEMENT

This Confidentiality and Noncompetition Agreement (“Agreement”) is entered into by and between The Valspar Corporation, including its subsidiaries, (“Valspar”) and Gary E. Hendrickson (“Executive”).

1.             Understandings.   In consideration of his appointment to, and impending assumption effective June 1, 2011 of, the position of President/Chief Executive Officer and the compensation and benefits he shall receive therewith, Executive voluntarily agrees to the terms of this Agreement.  Executive agrees and acknowledges that Valspar informed Executive, as part of its original offer of employment as President/Chief Executive Officer, that the restrictions contained in this Agreement would be required as a term and condition of his new position with Valspar.  Executive and Valspar acknowledge that the restrictions set forth in this Agreement have been carefully considered and negotiated between the parties.  Executive understands and acknowledges that by the nature of his position as an important and highly-compensated executive employee he will develop intimate knowledge of Valspar’s business and its and business partners around the world.  In light of these understandings, Executive agrees that the covenants set forth in this Agreement are reasonable and will not unduly restrict Executive in securing other employment in the event of termination of employment.  Executive and Valspar further agree that the post-employment restrictions and obligations contained in this Agreement shall survive termination of Executive’s employment and shall apply regardless of whether Executive’s termination is voluntary or involuntary, and regardless of the reason for the termination.

2.             Duties.   During his employment with Valspar, Executive shall serve Valspar faithfully and to the best of his ability and shall devote his full business and professional time, energy, and diligence to the performance of his job duties unless otherwise agreed in writing by Valspar.  Executive shall perform such duties for Valspar (i) as are customarily incident to his position and (ii) as may be assigned or delegated to him from time to time by Valspar.  During his employment with Valspar, Executive shall not engage in any other business activity that would conflict or interfere with his ability to perform his duties under this Agreement.

3.             Confidential Information.

a.             “Confidential Information” shall mean any information not generally known or readily ascertainable by Valspar’s competitors or the general public, and includes trade secrets.  Confidential Information includes, but is not limited to, Valspar’s acquisition or divestiture strategy, contemplated product line, manufacturing processes, compilations, manufacturing representatives and distributors, Valspar’s business and financial methods and practices, plans, pricing, marketing, merchandising and selling techniques and information, research and development data, customer lists, supplier lists, business strategy, methods, know-how, formulas, Inventions, discoveries, and information relating to existing and potential claims, disputes, and litigation.  Executive acknowledges that Valspar owns such Confidential Information.

b.             Both during and after the term of Executive’s employment with Valspar:

i)              Executive agrees to take all reasonable and prudent steps to protect and preserve Valspar’s Confidential Information.

ii)             Executive expressly agrees that he shall not, during the term of employment or at any time thereafter, divulge, furnish, or make accessible to anyone, or use in any way, any Confidential Information, other than for benefit of Valspar in the ordinary course of the business of Valspar.  Other than for Valspar, Executive shall not at any time provide services to any person or entity if providing such services would require or likely result in Executive’s using or disclosing Confidential Information.

iii)            Executive will treat information as confidential when it is labeled “confidential” or “trade secret.”  Executive will also treat information not expressly identified as “confidential” or “trade secret” as confidential if, under the circumstances, Executive knows or has reason to know that Valspar intends to keep that type of information confidential.

iv)           Valspar and Executive agree that any Confidential Information that Executive receives shall not be governed by this Agreement if such Confidential Information: (i) is or becomes public knowledge through no act or failure to act by Executive, or (ii) is or becomes available to Executive from an unrestricted third party without a breach of confidentiality.

v)            Executive shall make no attempts or assist any other parties in attempting to reverse compile, disassemble, or otherwise reverse engineer Valspar’s Confidential Information, nor shall Executive knowingly permit others to do so.

4.             Noncompetition and Nonsolicitation.  Executive agrees that during his employment with Valspar and for a period of three (3) years immediately following termination of his employment with Valspar, Executive shall not (except on Valspar’s behalf during Executive’s employment), directly or indirectly, for himself or for any other person or entity:

a.            Own any interest in, manage, control, participate in, consult with, be employed by, render services for, plan, organize, or in any manner engage in any business involving the design, development, manufacture, marketing, sale, or distribution of any Competitive Product within any geographical area in the world (it being acknowledged or agreed that Valspar’s business is worldwide in scope).  Nothing herein shall prohibit Executive from being a passive owner of not more than one percent of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.  “Competitive Product” means any product, process, or service (including any component thereof or research to develop information useful in connection with a product, process, or service) that is being designed, developed, assembled, manufactured, marketed, or sold by anyone other than Valspar and which is of the same general type, performs similar functions, competes with or is used for the same purposes as a Valspar Product.  “Valspar Product” means any product, process, or service (including any component thereof or research to develop information useful in connection with a product, process, or service) that, during Executive’s employment with Valspar, was being researched, designed, developed, assembled, manufactured, marketed, or sold by Valspar, or with respect to which Valspar had acquired Confidential Information to use in the design, development, assembly, manufacture, marketing or sale of a product, process, or service.

b.            Induce or attempt to induce any Valspar employee or contractor to leave Valspar’s employ or engagement, or in any way interfere with the relationship between Valspar and any Valspar employee or contractor.

c.            Hire any person who was a Valspar employee at any time during the twelve months prior to the termination of Executive’s employment.

d.            Induce or attempt to induce any customer, supplier, licensee, licensor, distributor, or other business relation of Valspar (including any person or entity that is negotiating or exploring entering into such a relationship with Valspar) to cease doing business with Valspar, or in any way intentionally interfere with the relationship between any such person or entity and Valspar (including, without limitation, making any negative or disparaging statements or communications regarding Valspar).

5.             Copyrights.  Executive agrees that, as an employee of Valspar, any articles, documentation, visual works, computer, software, and/or internet applications or other work of authorship (hereinafter referred to as “Works”) prepared by Executive for the benefit of, or for distribution, use by, or publication to, Valspar, or prepared at the request of Valspar (as well as Executive’s contributions to any other Works relating to Valspar), shall be considered “work made for hire” under U.S. Copyright law and that all such Works shall belong to Valspar.  To the extent that any such Works cannot be considered a “work made for hire,” Executive agrees to disclose and hereby assigns to Valspar all right, title, and interest in and to such Works, and agrees to assist Valspar by executing any such documents or applications as may be useful to evidence, register, or perfect such ownership of such Works.  To the extent such Works are based on preexisting work in which Executive has an ownership interest, Executive grants Valspar all right, title, and interest in such Works free and clear of any claim based on the preexisting work.

6.             Return of Confidential Information and Property.  Executive specifically acknowledges that all of the records of any and all business conducted by or related to Valspar, including but not limited to records and files pertaining to products, services, suppliers, customers, practices, techniques, distributors, licensors, and licensees are the property of Valspar and not that of Executive.  Upon the termination of his employment (or earlier if requested), Executive agrees to deliver promptly to Valspar all of its property, including all Works, Inventions, and copies thereof, work in progress, research data, equipment, documents, correspondence, notebooks, reports, formulas, computer programs, software, software documentation, sales data, business manuals, price lists, customer lists, samples, and all other materials and copies thereof relating any in any way to the business of Valspar.

7.             Cooperation in Claims.  During the period of Executive’s employment and thereafter, Executive shall cooperate with Valspar in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by Valspar (including, without limitation, Executive being available to Valspar upon reasonable notice for interviews and factual investigations, appearing at Valspar’s request to give truthful testimony without requiring service of a subpoena or other legal process, volunteering to Valspar all pertinent information and turning over to Valspar all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments).

8.             Remedies.  The parties acknowledge and agree that any breach by Executive of the terms of this Agreement may cause Valspar irreparable harm and injury for which money damages would be inadequate.  Accordingly, Valspar, in addition to any other remedies available at law or equity, shall be entitled, as a matter of right, to injunctive relief in any court of competent jurisdiction.  The parties agree that such relief may be granted without the necessity of proving actual damages.  Further, if Valspar prevails against Executive in a legal action for violation of any portion of this Agreement, Valspar shall be entitled to collect from Executive any attorneys’ fees and costs incurred in bringing any action to enforce the terms of this Agreement, as well as any attorneys’ fees and costs for the collection of any judgments in Valspar’s favor arising out of Executive’s violations.  The parties further agree that, if Executive breaches Section 4 of this Agreement, the time period for such restriction(s) contained therein shall be extended by the length of time that Executive was in breach of such restriction(s).  Nothing in this Agreement shall limit Valspar’s remedies under state for federal law or elsewhere.

9.             Successors and Assigns.  This Agreement shall be binding upon Executive’s heirs, assigns, executors, administrators, other legal representatives and permitted assigns and upon Valspar’s successors and assigns.  This Agreement may be transferred or assigned by Valspar but may not be assigned by Executive without Valspar’s prior written consent.

10.          Enforceability.  If a court finds any term of this Agreement to be invalid, unenforceable, or void, the parties agree that the court shall modify such term to make it enforceable to the maximum extent possible.  If the term cannot be modified, the parties agree that the term shall be severed and all other terms of this Agreement shall remain in effect.

11.          Waiver.  The failure of a party to require compliance with any term or obligation of this Agreement shall not constitute a waiver or prevent enforcement of such term or obligation.  A term or obligation of This Agreement may be waived only by a written instrument signed by the party waiving compliance.

12.          Entire Agreement and Modification.  This Agreement constitutes the entire agreement between the parties as to its subject matter and supersedes all prior agreements, understandings, and negotiations between the parties regarding its subject matter, whether oral or written.  No modification, supplement, or amendment of any provision hereof shall be valid unless made in writing and signed by the parties.

13.          Unconditional Obligations.  It is intended that the obligations of Executive to perform pursuant to the terms of this Agreement are unconditional and do not depend on the performance or nonperformance of any agreements, duties, or obligations between Valspar and Executive not specifically contained in this Agreement.

14.          Captions.  The headings of all of the sections of this Agreement are for convenience only and shall not affect the construction or interpretation of this Agreement.

15.          Survival of Provisions.  The parties agree that Sections 3, 4, 5, 6, 7, and 8, and all other provisions necessary for enforcement of such provisions, shall survive termination of this Agreement and termination of Executive’s employment for any reason.

16.          Governing Law/Venue.  This Agreement shall be governed and construed in accordance with the laws of the State of Minnesota.  The parties agree that any action relating to this Agreement shall be instituted and prosecuted in Hennepin County, Minnesota, in either state court (Hennepin County District Court) or federal court (United States District Court for the District of Minnesota).  Executive and Valspar hereby consent to submit to the personal jurisdiction of such courts and agree not to bring any action relating to this Agreement or Executive’s employment and/or termination in any court other than Hennepin County District Court or United States District Court for the District of Minnesota.

17.          Counterparts.  More than one counterpart of this Agreement may be executed by the parties hereto, and each fully executed counterpart shall be deemed an original.

With the intention of being bound hereby, the parties have executed this Agreement as of the dates set forth below.

Dated: 2/17/11		/s/ Gary E. Hendrickson
Gary E. Hendrickson

The Valspar Corporation

Dated: 2/17/11	By:	/s/ Rolf Engh
Rolf Engh

	Its:	Executive Vice President